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INSTITUTO GEOGRAFICO "AGUSTIN CODAZZI"
CONTRACT: 130
PURCHASE OF EQUIPMENT

CONTRACTOR:                         GLOBAL DATATEL DE COLOMBIA S.A.

AMOUNT:                             $544.607.125.oo PESOS, INCLUDING IVA TAX.

LEGAL EFFECT:                       PREVIOUS PERFECTIONING AND ONCE FULFILLED
                                    THE REQUIREMENTS OF EXECUTION, THE LEGAL
                                    EFFECT WILL BE OF FIVE (5) MONTHS.



Between the undersigned as follows: SANTIAGO BORRERO MUTIS, of legal age and identified with C.C. No. 438.389, who acts as General Director of the INSTITUTO GEOGRAFICO AGUSTIN CODAZZI, public establishment and hereinafter called the INSTITUTE and CARLOS ARTURO MEJIA GIRALDO, of legal age identified with C.C. No.
10.220.623 of Bogota, who acts on behalf and representation of the firm GLOBAL DATATEL DE COLOMBIA S.A., who estates under oath that neither the firm he represents nor he himself are liable of any of the inhabilities and incompatibilities in article 8 of Law 80, 1993, who hereinafter will be called the CONTRACTOR, in development of the direct contracting process awarded through Resolution 567 of November 18, 1999, agree to enter into the present contract which is embodied by the following clauses:

FIRST: OBJECT: CONTRACTOR undertakes to sell and the INSTITUTE to acquire, through local purchase, the equipment indicated in Resolution 567 of November 18, 1999, which technical description is as follows: description of the equipment:

ITEM 1: Four computers of the server kind to operate in a network environment with operational system LINUS RED HAT last version.

ITEM 2: 22 computers of the server kind to operate in network environment with operational system LINUS RED HAT last version pre-installed in each equipment and with software in magnetic means for each of the devices being part of the machine as well as the documentation corresponding to the installations and handling.

ITEM 3: 45 computers server kind to operate in network environment with operational system LINUS RED HAT last version pre-installed in each equipment and with software in magnetic means for each of the devices which are part of the machine as well as the documentation corresponding to installations and handling.

PARAGRAPH: CONTRACTOR will install, configure and put in operation the computers for the execution of works related to the change of millennium.

SECOND: AMOUNT: The amount of the present contract is estimated in $544.607.125.oo pesos, including IVA tax, discriminated in the following way:
-Total amount before IVA tax $473.571.413.05. - Total amount IVA (15%) $71.035.711.95. PARAGRAPH: Unit values for each item are discriminated in the table attached to the communication dated on Nov. 8, 1999, from the CONTRACTOR and which is part of the offer used as base for the awarding of the contract.

THIRD: WAY OF PAYMENT: The total amount of the present contract will be paid to the contractors in the following way: a) and advance payment of $150.000.000.oo pesos, amount that will be paid previous perfection of the contract and fulfillment of the execution requirements. The amount of $394.607.125.oo pesos including IVA tax, in April of the year 2000, with resources from the Budget reserve of 1999, previous delivery, installation, configuration and putting in operation of the totality of the goods object of the contract, presentation of the respective invoice, accompanied by the voucher issued by the General


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Warehouse official of the Institute, the act by the contract auditor regarding the acknowledgment of receipt and installation, configuration, quality and correct operation of the equipment delivered, and once approved the quality warranty and correct operation. FIRST PARAGRAPH: The amount of the advanced payment will be amortized in the last payment. The amounts indicated in the present clause will be paid in Colombian pesos. SECOND PARAGRAPH: The payments foreseen in this contract are subject to the situation of funds performed by the National Treasury Direction and the annual cash program. THIRD PARAGRAPH: For the payment foreseen in this clause the CONTRACTOR shall inform in writing the following data: Bank to which the money order shall be delivered :-Address of the bank and City :-Number of the account :-Amount payable.

FOURTH: OBLIGATIONS BY THE CONTRACTOR: the CONTRACTOR undertakes to: 1. Perform the delivery of the contracted elements in compliance with the term, addenda, statements, conditions and specifications established in the proposal and explanation letters of the proposal used as the base for the awarding of the direct contracting and other reference terms, documents that will become part of the present contract for all legal effects. 2. To provide the maintenance with supply of spare parts during the term of the warranty and without additional cost for the Institute. 3. To deliver the contracted equipment, new, not revamped, nor used. 4. To deliver duly installed and in correct operation the equipment to the cities indicated. 5. Training course in BASIC LINUX for 12 officials with a duration of 16 hours. 6. Training course in ADVANCED LINUX for 12 officials with a duration of 13 hours. 7. Training course in ADMINISTRATION LINUX for 12 officials with a duration of 30 hours. 8. Training course in COMMUNICATIONS LINUX for 12 officials with a duration of 13 hours. 9. Course in Techconnet for certification in maintenance of IBM equipment for 2 officials with a duration of 30 hours. 10. Daily availability of the operation service from 7 AM to 7 PM, equivalent to 12 hours a day. 11. A semestral preventive maintenance in each site. 11. Time failure solution, ITEM 1, 8 hours, ITEM 2, two days, ITEM 3, three days. 12. Three (3) support equipment with 9.1 GB hard disk, one with tape backup of 12/24 GB and 2 with monitor.

FIFTH: LEGAL EFFECT: TERM OF DELIVERY, INSTALLATION, CONFIGURATION AND PUTTING IN OPERATION: The goods object of this contract will be delivered within the terms indicated.

SEVENTH: BUDGET AVAILABILITY: The payment of the amounts implied by the present contract will be covered by the budget of the Institute.

EIGHTH: WARRANTY OF FULFILLMENT: The CONTRACTOR guarantees the fulfillment of the obligations from this contract, without exclusion of the Y2K risk, through the Constitution of a policy issued by an insurance company legally established to operate in Colombia or the Constitution of a banking warranty covering the following risks: Good handling and correct investment of the advanced payment for an amount equivalent to 100% of the amount delivered with such character. Fulfillment of the contract for an amount equivalent to 20% of the total amount of the contract. The duration of the warranty regarding those risks will be equal to the term of operation of the contract plus four (4) months. Quality and collect operation of the goods contracted for an amount equivalent to 15% of the total amount of the contract. This risk shall be covered starting since the delivery, according to acts issued by the official in charge of the warehouse about the entry of the goods and by the auditor of the contract, regarding the acknowledge of receipt on satisfaction and for the term of 36 months for computers and of 3 months for software. PARAGRAPH: The warranty regarding the fulfillment of the obligations from this contract will be held in effect during its life and liquidation. For the liquidation, CONTRACTOR will extend the warranty regarding the obligations to be met after the termination of the contract.

NINTH: UNILATERAL MODIFICATION AND INTERPRETATION: The INSTITUTE can modify and interpret the present contract in a unilateral basis whenever the situations considered in article 15 and 16 of Law 18, 1993 may appear, always respecting the process indicated by law.

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TENTH: UNILATERAL TERMINATION: The INSTITUTE is entitled to end in a unilateral basis and in advance this contract, if any of the events foreseen in article 17 of law 80, 1993 appear, or to determine that will continue with the guarantor of this obligation.

ELEVENTH: CADUCITY: The INSTITUTE can declare the caducity of the present contract, that is to end it and to order it is liquidation in the conditions it is, for the default of the contractual obligations, which affects seriously and directly the execution of the contract. PARAGRAPH: The caducity considered herein will be decreed through administrative act, respect of which will be applied the general provisions of law. Once dictated the caducity there will be no place for indemnification for the CONTRACTOR and such declaration will constitute the sinister of default, enabling to make effective the penal clause.

TWELFTH: TRANSFER PROHIBITION: The CONTRACTOR can not transfer present contract without the previous authorization in writing by the INSTITUTE.

THIRTEENTH: FINES: In case the CONTRACTOR incurs in delay, or in partial default of any of the obligations on its charge, he will pay to the INSTITUTE an amount equivalent to 2% of the total amount of the contract for each day of delay in the fulfillment of the obligation, without the amount exceeding 20% of the total amount of the contract and without need to any requirement to constitute in delay, to which the CONTRACTOR waiver expressly.

FOURTEENTH: PENAL CLAUSE: The contracting parties agree to set, because of the default of the obligations agreed in this contract, a penal clause equivalent to 20% of the total amount of the contract and without need of any requirement to constitute in delay, to which the CONTRACTOR waivers expressly.

FIFTEENTH: AUDITING: The auditing of the present contract will be performed by the Systems and Process Office through the official appointed by this office.
PARAGRAPH: The duties of the auditor will be among others, 1. To supervise and to verify the delivery, installation and configuration of the contracted elements, as well as the other obligations and rights related to this contract.
2. To effect the activities of supervision and control of the contract development. The auditor can request files and other material in order to carry out tests and verification. The CONTRACTOR will be responsible of the execution of the contract and cannot interrupt the development of the same waiting for the revision by the auditor. The exercise of auditing by the INSTITUTE does not release the responsibility by the CONTRACTOR as for the execution at its charge.
3. To inform about the execution of the contract to the Coordinator of the PAC in order to program the payments. 4. To issue concepts about additions, modifications and or claims presented by the CONTRACTOR. 5. To control the legal effect of the warranty agreed. 6. To issue the certification about the quality of the contracted elements 7. To inform immediately to the official who subscribed the contract by the INSTITUTE about any default by the CONTRACTOR. 8. To demand from the CONTRACTOR the information related to the contract that may be considered necessary. 9. To project along with the CONTRACTOR the act of liquidation of the contract and to give its approval, whenever necessary. 10. To perform the duties of auditing according to the provisions of the INSTITUTE. 11. The other responsibilities related to the fulfillment to of the purposes by the INSTITUTE and the effectiveness of the rights and interest by the parties.

SIXTEENTH: RESPONSIBILITY OF THE CONTRACTOR: According to articles 52 and 56 of Law 80, 1993, the CONTRACTOR will respond before Law for his actions and omissions with relation to this contract.

SEVENTEENTH: PERFECTIONING: The present contract is perfectioned with the agreement contained herein, about purpose and payment, the subscription by the parties and the budget registry.

EIGHTEENTH: MILLENIUM CLAUSE: The CONTRACTOR undertakes that he has taken all the reasonable measures to identify, analyze and solve the problems that may appear for the change of millennium, in order to minimize the negative impact of


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such problems in the company and in the activities of third parties. With base in the actions performed up to now, and in the correctives that in a permanent way the CONTRACTOR will continue performing in this sense, he guarantees that no interruptions or problems will occur in its operation before, during and after January lst, 2000, for which he will be in condition to execute the contract.

Anyway, the CONTRACTOR undertakes with the INSTITUTE to solve, at its cost, the problems generated by failure in the computers regarding the identification of the dates of the new century and to indemnify the INSTITUTE for the prejudices that may be generated for that concept.

NINETEENTH: PUBLICATION AND TAXES: The present contract shall be published in the Public Contracting Diary on the account of the CONTRACTOR and the taxes shall be paid in the amount established by law.

TWENTIETH: REQUIREMENTS OF EXECUTION: 1. Perfection of the contract. 2. Approval of the current the period.

TWENTY FIRST: LIQUIDATION OF THE CONTRACT: This contract will be object of liquidation in the events, terms and procedures foreseen in articles 60 and 61 of law 80,1993.

TWENTY SECOND: VALUE FOR FISCAL PURPOSES: For all fiscal effects this contract is estimated in the amount of $473.571.413.05 pesos. According to article 68 of Law 80, 1993, the INSTITUTE and the CONTRACTOR will seek to solve in a direct way any discrepancy arising in reason of this contract. For such effect the mechanisms of solution for controversies foreseen in law 80, 1993 will be applied, as well as the conservation conciliation, and transaction.

The contracting parties agree in the city of Santafe de Bogota as the domicile for all the effects regarding the present contract. As in evidence this contract is a described in the city of Santafe de Bogota, on December 6, 1999.

THE INSTITUTE SANTIAGO BORRERO MUTIS, General Director.

THE CONTRACTOR: CARLOS ARTURO
MEJIA GIRALDO GLOBAL DATATEL DE
COLOMBIA S.A.

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